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                           CALIFORNIA MICROWAVE, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                                   EXHIBIT 11

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
                                                                                 Year Ended June 30,

                                                                       1995             1994            1993
                                                                       ----             ----            ----
                                                                    (Amounts in thousands, except per share data)
Primary

Net income (loss), as reported                                        $(7,895)         $16,598         $13,705
                                                                      =======          =======         =======
Average shares outstanding                                             15,533           15,140          12,908

Add - Common stock equivalents of Company's stock options using            --              622             472
the treasury stock method
Add - Contingent shares based upon Microwave Radio Corporation             --              128              --
earnings exceeding target levels
                                                                      -------          -------         -------

Average shares and equivalents                                         15,533           15,890          13,380
                                                                      =======          =======         =======

Net income (loss) per share                                           $ (0.51)         $  1.04         $  1.02
                                                                      ========         =======         =======


Fully-diluted
Net income (loss) as reported                                         $(7,895)         $16,598         $13,705

Add back interest charges, net of taxes                                    --            1,310              --
                                                                      -------          -------         -------

Net income (loss), for fully diluted                                  $(7,895)         $17,908         $13,705
                                                                      ========         =======         =======
Average shares and equivalent-primary                                  15,533           15,890          13,380

Add - additional common stock equivalents of the Company's                 --               52              --
stock options
Add - shares to be issued at conversion of Convertible                     --            1,298              --
Debentures                                                            -------          -------         -------

Total shares for fully diluted                                         15,533           17,240          13,380
                                                                      =======          =======         =======

Net income per share                                                   $(0.51)         $  1.04         $  1.02
                                                                       =======         =======         =======
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